Final Term Sheet

Filed Pursuant to Rule 433

Registration Statement No. 333-147657

November 28, 2007

2012 Notes

Issuer:	Nucor Corporation
Size:	$300,000,000
Maturity:	December 1, 2012
Coupon:	5.000%
Price to Public	99.543% of face amount
Yield to Maturity:	5.105%
Spread to Benchmark Treasury:	1.600%
Benchmark Treasury:	UST 3.875% Notes due October 31, 2012
Benchmark Treasury Price and Yield:	101-21 3.505%
Interest Payment Dates:	June 1 and December 1, commencing June 1, 2008
Redemption Provisions:	Treasury Rate plus 25 basis points
Settlement:	T+3; December 3, 2007
CUSIP:	670346AF2
Ratings:	A1 (Stable) / A+ (Stable)

Note: A security rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawn at any time.

2017 Notes

Issuer:	Nucor Corporation
Size:	$600,000,000
Maturity:	December 1, 2017
Coupon:	5.750%
Price to Public	99.558% of face amount
Yield to Maturity:	5.809%
Spread to Benchmark Treasury:	1.770%
Benchmark Treasury:	UST 4.250% Notes due November 15, 2017
Benchmark Treasury Price and Yield:	101-23 4.039%
Interest Payment Dates:	June 1 and December 1, commencing June 1, 2008
Redemption Provisions:	Treasury Rate plus 25 basis points
Settlement:	T+3; December 3, 2007
CUSIP:	670346AG0
Ratings:	A1 (Stable) / A+ (Stable)

Note: A security rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawn at any time.

2037 Notes

Issuer:	Nucor Corporation
Size:	$400,000,000
Maturity:	December 1, 2037
Coupon:	6.400%
Price to Public	99.617% of face amount
Yield to Maturity:	6.429%
Spread to Benchmark Treasury:	2.000%
Benchmark Treasury:	UST 4.750% Notes due February 15, 2037
Benchmark Treasury Price and Yield:	105-07 4.429%
Interest Payment Dates:	June 1 and December 1, commencing June 1, 2008
Redemption Provisions:	Treasury Rate plus 30 basis points
Settlement:	T+3; December 3, 2007
CUSIP:	670346AH8
Ratings:	A1 (Stable) / A+ (Stable)

Note: A security rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawn at any time.

Joint Book-Running Managers:	Banc of America Securities LLC
Citigroup Global Markets Inc.
J.P. Morgan Securities Inc.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Banc of America Securities LLC toll-free 1-800-294-1322 or Citigroup Global Markets Inc. toll-free at 1-877-858-5407 or J.P. Morgan Securities Inc. collect at 212-834-4533.